UNITIL CORPORATION

         Computation in Support of Earnings per Share



                                           Year Ended
                                          December 31,
                                     1995      1994      1993
                                        (000's Omitted)
PRIMARY EARNINGS PER SHARE
Net Income                          $8,369    $8,038    $7,600
     Less: Dividend Requirements       284       291       298
on Preferred Stock
Net Income Applicable to Common     $8,085    $7,747    $7,302
Stock

Average Number of Common Shares      4,299     4,234     4,181
Outstanding

Earnings per Average Common Share    $1.88     $1.83     $1.75
Outstanding


FULLY-DILUTED EARNINGS PER SHARE
Net Income                          $8,369    $8,038    $7,600
     Less: Dividend Requirements       284       291       298
on Preferred Stock
Net Income Applicable to Common     $8,085    $7,747    $7,302
Stock

Average Number of Common Shares
Outstanding
  and Equivalents*                   4,382     4,306     4,249

Earnings per Average Common Share    $1.85     $1.80     $1.72
Outstanding




* Assumes conversions of options outstanding and repurchase of Common Shares outstanding with proceeds.